Exhibit 99.1

Contact:
Erin Hulliberger, Walmart
1-800-331-0085
news.walmart.com/reporter

Sie Soheili, Capital One
Sie.Soheili@capitalone.com

Walmart and Capital One Sign Credit Card Program Agreement
Capital One to become exclusive issuer of Walmart credit cards

BENTONVILLE, Ark. and MCLEAN, Va. - July 26, 2018 - Walmart and Capital One today announced that the companies have entered into a new, long-term credit card program agreement.

Under the terms of the agreement, Capital One will become the exclusive issuer of Walmart’s private label and co-branded credit card program in the U.S. beginning August 1, 2019.

Walmart and Capital One share a common goal of transforming the way they serve customers through digitally-led innovations. This new relationship combines Walmart’s size, scale and leadership in omni-channel retailing with Capital One’s long-standing position as a technology leader within the retail financial services market. Leveraging their respective technology platforms and individual capabilities, Walmart and Capital One intend to offer highly innovative, digitally-enabled credit card products that deliver great value to customers and an exceptional cardholder experience.

Walmart will provide additional information in the coming months regarding the anticipated transition to the new card program in 2019.

Moelis & Company and Greenhill & Co. acted as financial advisers to Walmart and Morrison & Foerster served as Walmart’s legal counsel. Wachtell, Lipton, Rosen & Katz acted as legal counsel to Capital One.

About Walmart
Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, nearly 270 million customers and members visit our more than 11,700 stores under 65 banners in 28 countries and eCommerce websites. With fiscal year 2018 revenue of $500.3 billion, Walmart employs approximately 2.3 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com, on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $248.2 billion in deposits and $364.0 billion in total assets as of June 30, 2018. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index. Visit the Capital One newsroom for more Capital One news.

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